Exhibit 10.2

DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.

Schedule to Loan Agreement

(Revolving Credit Loan and Floorplan Loan)

Borrower:	EMTEC INFRASTRUCTURE SERVICES CANADA CORPORATION

(Canadian Federal Corporation)

Address:	329 March Road, Suite 108
Ottawa, ON K2K 2E1

Date:	June 23, 2011

This Schedule forms an integral part of the Loan Agreement between the above Borrower and De Lage Landen Financial Services Canada Inc. dated the above date, and all references herein and therein to “this Agreement” shall be deemed to refer to said Agreement and to this Schedule.

If more than one Person is named as the “Borrower” above, or hereafter becomes a “Borrower” hereunder by means of a joinder, amendment or other modification hereto, then all references herein to “Borrower” shall be deemed to be a joint and several reference to each and every such Borrower entity and/or to any such Borrower entity as the context shall require.  The liability of all such Borrower entities for the Loans and other Obligations shall be joint and several as further provided for in Section 9.29 of this Agreement.

DEFINITIONS (SECTION 1):

 “Borrowing Base Certificate” has the meaning set forth in Section 9.1(b) of this Schedule.

“Canadian Prime Rate” means, for any calendar month, the annual rate of interest announced by The Toronto-Dominion Bank and in effect on the first day of such calendar month (or, if such day is not a Business Day, the immediately preceding Business Day) as its prime rate at its principal office in Toronto, Ontario for determining interest rates on Canadian Dollar denominated commercial loans in Canada.

“Canadian Priority Payables” means, with respect to any Person, any amount payable or accrued by such Person which is secured by a lien which ranks or is capable of ranking prior to or pari passu with the liens created by the Security Documents, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of HST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or Taxes, and other statutory or other claims that have or may have priority over, or rank pari passu with, such liens created by the Security Documents.

“Change of Control” has the meaning set forth in Section 7.1(o) of this Schedule.

“Combined Outstandings” means, on any date, an amount equal to the sum of (i) the US Dollar Equivalent of the Facility Outstandings on such date plus (ii) the “Facility Outstandings” (under, and as defined in, the US Credit Agreement) on such date.

 “Eligible Inventory” means Inventory of Borrower, other than Floorplanned Inventory, which DLL, in its Permitted Discretion, deems Eligible Inventory, based on such considerations as DLL may from time to time deem appropriate.  Without limiting the generality of the foregoing, no Inventory of Borrower shall be Eligible Inventory unless, in DLL's Permitted Discretion, such Inventory (i) consists of finished goods, in good, new and salable condition which are not obsolete or unmerchantable, and are not comprised of work in process, packaging materials or supplies; (ii) meets all standards imposed by any governmental agency or authority; (iii) conforms in all respects to the warranties and representations set forth herein; (iv) is at all times subject to DLL's duly perfected, first priority security interest; (v) [RESERVED]; (vi) is situated at a location in compliance with Section 5.16 hereof; (vii) is not perishable goods; (ix) is not Inventory consigned to or consigned by Borrower; (x) is not Inventory produced by Borrower under a licensing agreement with a third party; and (xi) was purchased by Borrower less than one hundred twenty (120) days ago.

“Eligible Receivables” means Receivables of Borrower arising in the ordinary course of Borrower's business from the sale of goods or rendition of services by Borrower, which DLL, in its Permitted Discretion, shall deem eligible based on such commercially reasonable considerations as DLL may from time to time deem appropriate.  Without limiting the foregoing, no Receivable of Borrower shall qualify as an Eligible Receivable if (i) the Account Debtor has failed to pay the Receivable within a period ending as of the earlier of ninety (90) days after invoice date or sixty (60) days after original due date, provided that, in the case of Receivables on which the Account Debtor is the federal government of Canada or the United States or a department or agency of the federal government of Canada or the United States, then no such Receivable shall be deemed to be ineligible due solely to the provisions of this clause (i) unless such Receivable remains unpaid more than one hundred twenty (120) days after invoice date or ninety (90) days after original due date; (ii) the Account Debtor has failed to pay more than the percentage specified below (“Cross-Age Percentage”) of all outstanding Receivables owed by it to Borrower within a period ending as of the earlier of ninety (90) days after invoice date or sixty (60) days after original due date (or, if applicable under the proviso to the preceding clause (i), within the earlier of one hundred twenty (120) days after invoice date or ninety (90) days after original due date), provided that, for purposes of this clause (ii), each department or agency of the federal government of Canada or the United States shall be treated as a separate Account Debtor; (iii) the Account Debtor is an Affiliate of Borrower (including, if applicable, any account owing from one Borrower entity to another Borrower entity); (iv) Borrower is not the lawful and unconditional owner of the Receivable; (v) the goods relating thereto are placed on consignment, guaranteed sale, “bill and hold,” “COD” or other terms pursuant to which payment by the Account Debtor may be conditional; (vi) the Account Debtor is not organized under the laws of a state of the United States, the federal laws of Canada, or any province or territory of Canada or the chief executive office of the Account Debtor is not located in the United States or Canada, unless the Receivable is supported by a letter of credit, credit insurance, or other form of guaranty or security, in each case in form and substance satisfactory to DLL; (vii) the Account Debtor is the federal government of Canada or the United States (or any department, agency or instrumentality of the federal government of Canada or the United States), the government of any province of Canada or any other governmental authority (any such Receivable, a “Government Receivable”), unless all preconditions to the enforceability or effectiveness of the assignment of such Government Receivable have been met (including, without limitation, any requirements under the Financial Administration Act (Canada) (or any comparable provincial legislation) or the Federal Assignment of Claims Act of 1940, if applicable), provided that, Government Receivables in an aggregate amount not to exceed $250,000 at any time shall be deemed to be eligible if such Government Receivables would otherwise be deemed to be ineligible due solely to the provisions of this clause (vii) but for this proviso; (viii) Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, provided that, DLL may in the exercise of its Permitted Discretion elect to permit any Receivable(s) that would otherwise be made ineligible by the provisions of this clause (viii) to be treated as Eligible Receivable(s) hereunder (subject to the remaining provisions of this definition) and to establish a reserve against the Revolving Credit Borrowing Base Amount equal to the amount of the applicable offset, contra, amount which is or may become owing from Borrower to such Account Debtor; (ix) the Account Debtor's total obligations to Borrower exceed the percentage specified below (“Concentration Limit”) of all Eligible Receivables, to the extent of such excess, provided that, for purposes of this clause (ix), each department or agency of the federal government of Canada or the United States shall be treated as a separate Account Debtor; (x) the Account Debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (xi) the amount thereof consists of late charges or finance charges, to the extent of such late charges or finance charges; (xii) the amount thereof consists of a credit balance more than ninety (90) days after invoice date or sixty (60) days after the original due date (or, if applicable under the proviso to clause (i) of this definition above, within the earlier of one hundred twenty (120) days after invoice date or ninety (90) days after original due date), to the extent of such credit balance; (xiii) such Receivable arises from the sale of goods and either (a) the face amount thereof exceeds the amount specified below (“Proof of Shipment Threshold”) and evidence of shipment of the goods relating thereto satisfactory to DLL in its Permitted Discretion has not been provided by Borrower to DLL or (b) evidence of shipment of the goods relating thereto satisfactory to DLL in its Permitted Discretion has not been provided by Borrower to DLL upon DLL’s reasonable request or during any collateral audit; (xiv) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable, provided that, notwithstanding anything to the contrary, invoiced progress billings that are not the final billing on a completed matter  shall not be deemed to be ineligible solely due to the provisions of this clause (xiv) to the extent that the total amount of such invoiced progress billings described in this proviso do not exceed ten percent (10%) of the total amount of Eligible Receivables of Borrower as of the applicable date of determination; (xv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable Account Debtor, provided that, notwithstanding anything to the contrary (a) unbilled Receivables arising out of weekly time sheets submitted by Borrower’s consultant employees that have been placed with Borrower’s customers but for which Borrower has not yet billed the applicable customers due to the timing of any applicable periodic billing cycle agreed upon by Borrower and such customers shall not be deemed to be ineligible solely due to the provisions of this clause (xv), but only to the extent (1) as to each such unbilled Receivable, the consultants’ time sheets for such unbilled Receivable have been approved and signed-off on by the applicable customer in accordance with Borrower’s standard procedures with such customer, (2) as to each such unbilled Receivable, not more than thirty-five (35) days shall have elapsed since the time the applicable time sheets as approved by the applicable customer underlying such unbilled Receivable were submitted by the consultants to Borrower and (3) the aggregate amount of all such unbilled Receivables shall not exceed One Million Dollars ($1,000,000) (but provided further that DLL shall establish Loan Reserves with respect to any unbilled Receivables treated as Eligible Receivables in accordance with the foregoing such that the effective Receivables Advance Rate on such Receivables is no more than seventy percent (70%) of the net amount of such Eligible Receivables) and (b) without limiting the generality of any of the provisions regarding Borrower’s obligations to deliver Borrowing Base Certificates as provided for in Section 9.1(b) of this Schedule, Borrower shall provide a weekly schedule of all such unbilled Receivables described in the foregoing clause (a) with each Borrowing Base Certificates; (xvi) the Receivable represents a “pre-billed” amount for services not yet provided; or (xvii) the Account Debtor on the Receivable is an individual.

(ii)	Cross-Age Percentage	50%

(ix)	Concentration Limit	25% (except for receivables in respect of which the Account Debtor is the Ontario Ministry of Government Services, in which case the Concentration Limit shall be 50%)

(xiii)	Proof of Shipment Threshold	One Million Dollars ($1,000,000)

If from time to time more than one Person is named as the Borrower above, or hereafter becomes a Borrower hereunder, the Cross-Age Percentage and Concentration Limit are to be calculated on a consolidated basis for all Borrower entities.  Without contradicting or limiting the generality of the first sentence of this definition, DLL may from time to time, acting in its Permitted Discretion, elect to waive or adjust the requirements of the specific terms of any of clauses (i) through (xvi) above (specifically including without limitation clauses (ii) and (ix)) with respect to any particular Receivable and/or Account Debtor, and in particular DLL may from time to time acting in its Permitted Discretion elect to increase the concentration limit provided for in clause (ix) above with respect to any particular Account Debtor and/or any particular Receivable of such Account Debtor, but further provided that, (x) DLL may at any time in its Permitted Discretion revoke its decision to waive or adjust any such requirements with respect to any such particular Receivable and/or Account Debtor and thereafter strictly apply the requirements of clauses (i) through (xvi) to such Receivable and/or Account Debtor and (y) no such waiver or adjustment granted by DLL with respect to any particular Receivable and/or Account Debtor at any time or from time to time shall create a course of dealing or course of conduct binding upon DLL or create any other expectation or obligation for DLL to maintain such waiver or adjustment or grant any similar waiver or adjustment at that time or in the future with respect to such Receivable and/or Account Debtor or any similar Receivable and/or Account Debtor.  In order to permit DLL to measure compliance with this Agreement, specifically including the details of the provisions hereof regarding Eligible Receivables, upon request of DLL, all reports delivered by Borrower regarding Borrower’s Receivables, including Borrower’s Borrowing Base Certificates and monthly accounts receivable agings, shall include information regarding the actual federal departments and agencies placing the orders for all purchase orders/invoices but only if (1) such information is readily available to Borrower and (2) the disclosure of such information by Borrower is not prohibited or otherwise restricted by applicable law or by the terms of any contract or purchase order relating to any such Receivable (it being understood that if such information is not readily available or cannot be disclosed to Borrower with respect to any Receivable pursuant to the foregoing, this fact may affect DLL’s determination as to whether such Receivable shall be an Eligible Receivable hereunder).  For the avoidance of doubt, notwithstanding the amount of the Proof of Shipment Threshold set forth above, DLL shall be entitled when conducting its field examinations and audits of Borrower and the Collateral to request copies of and verify the proof of shipment as to any invoice regardless of its size consistent with reasonable audit protocols.

“Examination Fee” has the meaning set forth in Section 2.6 of this Schedule.

“Excess Revolver Availability” means, at a particular date, an amount equal to (a) the Revolving Credit Borrowing Base Amount minus (b) the sum of (i) the outstanding principal amount of all Revolving Credit Loans plus (ii) all amounts due and owing to Borrower's and its Subsidiaries’ trade creditors which are outstanding beyond normal trade terms (such trade terms not to exceed 30 days) plus (iii) fees and expenses for which Borrower is liable under the Loan Agreement but which have not been paid.

“Facility Outstandings” means, at any date, the sum of (i) the Revolving Credit Loan at such date plus (ii) the Floorplan Loans at such date plus (iii) the aggregate amount of any open approvals given by DLL to any Vendor of Floorplanned Inventory that are outstanding at such date.

“Floorplan Collateral Coverage Reconciliation Reserve” means, at any time that DLL has elected to provide Floorplan Loans pursuant to Section 2.4 of this Agreement, a reserve established by DLL in its Permitted Discretion against Excess Revolver Availability in respect of any Floorplan Collateral Coverage Reconciliation pursuant Section 2.3 of this Agreement.

“Floorplan Loans” has the meaning set forth in Section 2.2 of this Schedule.

“Identifiable Floorplan Inventory” means, as of any date at a time that DLL has elected to provide Floorplan Loans pursuant to Section 2.4 of this Agreement, any Inventory of Borrower that (i) was purchased with the proceeds of a Floorplan Loan that has not yet matured and/or been repaid, (ii) is in Borrower’s possession at a business location of Borrowers that is either owned or leased from a landlord that has executed a landlord waiver in favor of DLL and (iii) Borrower has established to DLL’s satisfaction in its Permitted Discretion can be identified by Borrower as Inventory that satisfies the condition stated in the foregoing clause (i) and that is separate and distinct from all other similar Inventory of Borrower not purchased with the proceeds of a Floorplan Loan.

“Inventory Advance Percentage” means, at any time, such percentage as may be specified by DLL, in its sole and absolute discretion, in writing to the Borrower as the “Inventory Advance Percentage” hereunder at such time, it being understood and agreed that unless DLL has otherwise so specified in writing, the Inventory Advance Percentage shall be zero percent (0%) at all times.

“Inventory Borrowing Base Amount” has the meaning set forth in Section 2.2 of this Schedule.

“Inventory Value Borrowing Base Amount” has the meaning set forth in Section 2.2 of this Schedule.

“Inventory Dollar Sublmit” means, at any time, such amount as may be specified by DLL, in its sole and absolute discretion, in writing to the Borrower as the “Inventory Dollar Sublimit” hereunder at such time, it being understood and agreed that unless DLL has otherwise so specified in writing, the Inventory Dollar Sublimit shall be Zero Dollars ($0) at all times.

“Inventory Percentage Sublimit” has the meaning set forth in Section 2.2 of this Schedule.

“Maximum Floorplan Amount” has the meaning set forth in Section 2.2 of this Schedule.

“Minimum Floorplan Annual Volume Commitment” has the meaning set forth in Section 2.6 of this Schedule.

 “Overall Collateral Borrowing Base Amount” means, as of any date, an amount equal to (i) the Receivables Borrowing Base Amount as of such date, plus (ii) the least of (A) the sum of (x) the Inventory Value Borrowing Base Amount as of such date plus (y) sixty percent (60%) of the invoice price of Borrower’s Identifiable Floorplan Inventory as of such date, (B) the Inventory Dollar Sublimit and (C) Inventory Percentage Sublimit, minus (iii) any Loan Reserves, including any and all applicable Floorplan Collateral Coverage Reconciliation Reserves, as of such date, minus (iv) the amount of all Canadian Priority Payables.

“Perfection Certificate” has the meaning given to that term in the Security Agreement.

“Receivables Advance Rate” has the meaning set forth in Section 2.2 of this Schedule.

“Receivables Borrowing Base Amount” has the meaning set forth in Section 2.2 of this Schedule.

“Revolving Credit Borrowing Base Amount” has the meaning set forth in Section 2.2 of this Schedule.

“Revolving Credit Formula Borrowing Base Amount” has the meaning set forth in Section 2.2 of this Schedule.

“Revolving Credit Limit” has the meaning set forth in Section 2.2 of this Schedule.

“Revolving Credit Loans” has the meaning set forth in Section 2.2 of this Schedule.

“RMA Credits” means credit memoranda for return merchandise authorizations issued by Vendors of Floorplanned Inventory which are within forty-five (45) days of their issuance date.

“Total Indebtedness” at any date means the total aggregate amount of all Indebtedness of Borrower as of such date.

 “US Dollar Equivalent” means, with respect to any amount expressed in Dollars on any date, such amount converted into US Dollars based on prevailing currency market exchange rates on such date, as determined by DLL.

“US$” and “US Dollars” mean the lawful money of the United States of America.

“US Overloan” shall mean an “Overloan” under, and as defined in, the US Credit Agreement.

TOTAL FACILITY AND COMBINED FACILITY (SECTION 2.1):

Total Facility:  Five Million Dollars ($5,000,000).

Combined Facility:  Thirty-Two Million US Dollars (US$32,000,000).

LOANS (SECTION 2.2):

Revolving Credit Loans:

A revolving line of credit consisting of loans made to Borrower against Borrower's Eligible Receivables and against Borrower's Eligible Inventory (collectively, the “Revolving Credit Loans”) in an aggregate outstanding principal amount not to exceed as of any date the lesser of (a) or (b) below (the “Revolving Credit Borrowing Base Amount”), subject to the overall credit limit specified in this Section 2.2 below:

(a) Five Million Dollars ($5,000,000) (the “Revolving Credit Limit”), less any Loan Reserves, or

(b) the sum (the “Revolving Credit Formula Borrowing Base Amount”) of:

(i)	an amount (the “Receivables Borrowing Base Amount”) equal to eighty-five percent (85%) (the “Receivables Advance Rate”) of the net amount of Eligible Receivables; plus

(ii)	an amount (the “Inventory Borrowing Base Amount”) not to exceed the lesser of:

(A)
An amount (the “Inventory Value Borrowing Base Amount”) equal to the Inventory Advance Percentage of the value of Borrower's Eligible Inventory (including all Floorplanned Inventory that is also Eligible Inventory), calculated at the lower of cost or market value and determined on a first-in, first-out basis,

(B)	zero Dollars ($0) (the Inventory Dollar Sublimit), or

(C)
at a time when DLL has elected to provide Floorplan Loans pursuant to Section 2.4 of this Agreement, twenty-five percent (25%) of the sum of (x) the Receivables Borrowing Base Amount, plus (y) the Inventory Value Borrowing Base Amount plus (z) sixty percent (60%) of the invoice price of Borrower’s Identifiable Floorplan Inventory as of such date (“Inventory Percentage Sublimit”); less

(iii)	any Loan Reserves, including any and all applicable Floorplan Collateral Coverage Reconciliation Reserves; less

(iv)	the amount of all Canadian Priority Payables.

DLL acting in its Permitted Discretion shall have the right at all times and from time to time (i) to establish, increase or decrease Loan Reserves against the Revolving Credit Borrowing Base Amount as provided for in the definition of Loan Reserves and/or as otherwise provided for in this Agreement and/or (ii) to reduce the advance rates under the Revolving Credit Borrowing Base Amount with respect to Eligible Receivables and/or Eligible Inventory or restore such advance rates at any level equal to or below the advance rates set forth above  and/or (iii) (without limiting the generality of the first sentence of the definition of Eligible Receivables or the first sentence of the definition of Eligible Inventory)  impose additional restrictions (or eliminate the same) for or tighten or make more restrictive any standards of eligibility set forth in the definition of Eligible Receivables and/or Eligible Inventory.

At such time (if any) as the Inventory Borrowing Base Amount exceeds zero Dollars ($0), DLL shall have the option to obtain appraisals of Borrower’s Inventory from time to time in the exercise of its sole discretion.  Notwithstanding anything to the contrary contained in Section 8.1(a)(i) of this Agreement, Borrower shall reimburse DLL for its costs and expenses in connection with one such appraisal per calendar year; provided that, after the occurrence and during the continuance of any Event of Default, Borrower shall reimburse DLL for the costs and expenses of any additional Inventory appraisals which DLL may elect to obtain in the exercise of its Permitted Discretion and further provided that nothing contained in the provisions of this sentence shall limit DLL’s right or ability to conduct any Inventory appraisals at its own expense or to limits DLL’s rights under Section 9.1(a) of this Agreement to conduct (or have its agents or auditors conduct) examinations and audits of the Collateral.  Without limiting the generality of any other provision of this Agreement, including the provisions hereof regarding Loan Reserves, to the extent any Inventory appraisal obtained by DLL shall reflect a value for Borrower’s Inventory that in DLL’s Permitted Discretion does not support the Inventory Advance Percentage then in effect, DLL may reduce such Inventory Advance Percentage as it shall deem necessary in its Permitted Discretion.

The revolving line of credit described in the foregoing is a committed line of credit, and DLL shall be obligated upon Borrower’s request from time to time, so long as no Event of Default or event which, with the giving of notice or passage of time or both, would constitute an Event of Default shall have occurred and remain outstanding at the time of such request, to make Revolving Credit Loans to Borrower as described above, subject to all of the limitations set forth above and the other provisions of this Agreement, including without limitation the provisions of Sections 4.1 and 4.2 of this Agreement.

Floorplan Loans:

At such time (if any) as DLL has elected to provide Floorplan Loans pursuant to Section 2.4 of this Agreement, a floorplan line of credit consisting of loans made to Borrower against Floorplanned Inventory (“Floorplan Loans”) of Borrower in an aggregate principal amount not to exceed as of any date such amount as may be agreed in writing by DLL in its sole and absolute discretion (“Maximum Floorplan Amount”) less the aggregate amount of any open approvals given by DLL to any Vendor of Floorplanned Inventory that are outstanding as of such date.  No individual Floorplan Loan shall exceed one hundred percent (100%) of the Vendor’s invoice price for the applicable Floorplanned Inventory financed through such Floorplan Loan.

Overall Credit Limit:

Total Facility Limit and Combined Facility Limit.  Subject to Section 9.11 of this Agreement, (a) in no event may (i) the Facility Outstandings exceed (ii) the Total Facility and (b) in no event may (i) the Combined Outstandings exceed (ii) the Combined Facility.  No Revolving Credit Loan or Floorplan Loan shall be made if, after giving effect to such Revolving Credit Loan or Floorplan Loan, the provisions of the immediately preceding sentence would be violated.  If, notwithstanding the forgoing, (x) at any time the amount of the Facility Outstandings does exceed the Total Facility, such excess (which shall be an Obligation secured by the Collateral) shall be treated as an Overloan subject to all the provisions of Section 2.3 of this Agreement and any other provisions of this Agreement dealing with Overloans and (y) at any time the immediately preceding clause (x) does not apply the amount of the Combined Outstandings does exceed the Combined Facility, such excess shall be treated as a Facility Overloan or as US Overloan as DLL may elect in its sole discretion (and any such excess, unless and until DLL elects to treat the same as a US Overloan, shall be an Obligation secured by the Collateral).

Overall Collateral Coverage Sublimit.  Notwithstanding anything to the contrary provided for in any other provision of this Agreement, no Revolving Credit Loan or Floorplan Loan shall be funded and no Floorplan Loan approval will be issued to Vendors if after giving effect to such Loan or approval, the aggregate amount of the Facility Outstandings on the date such Loan is funded or approval is issued would exceed the Overall Collateral Borrowing Base Amount as of such date.  For the avoidance of any doubt, (i) nothing contained in the foregoing shall limit or contradict any of the provisions of Section 2.3 of this Agreement and (ii) if, notwithstanding the forgoing, at any time the amount of the Facility Outstandings does exceed the Overall Collateral Borrowing Base Amount, such excess (which shall be an Obligation secured by the Collateral) shall be treated as an Overloan subject to all the provisions of Section 2.3 of this Agreement and any other provisions of this Agreement dealing with Overloans.

LETTERS OF CREDIT (SECTION 2.4): [RESERVED].

INTEREST AND FEES (SECTION 2.6):

Interest Rate:

Revolving Interest Rate.  Borrower shall pay DLL interest on the daily outstanding balance of Borrower's Revolving Credit Loans at a per annum rate equal to the Canadian Prime Rate plus one and three quarters of one percent (1.75%) (subject to the provisions of Section 2.7 of this Agreement regarding default rates).

Floorplan Credit Line Interest.  No Floorplan Loan shall accrue interest until and unless any portion of such Floorplan Loan shall remain outstanding after the Due Date on each such specific Floorplan Loan as established under Section 2.10(a) of this Agreement, provided that, notwithstanding the foregoing, any Floorplan Loan that DLL elects to make that is not subsidized by the Vendor shall begin to accrue interest immediately upon the date any such specific non-subsidized Floorplan Loan is made and shall continue to so accrue interest until the Due Date thereon at 1.15% and Borrower in connection with each such specific non-subsidized Floorplan Loan as evidenced by the transaction statement provided to Borrower by DLL in connection with each such specific non-subsidized Floorplan Loan, all as provided for in Section 2.6(b) of this Agreement.  Interest on any outstanding amount of any specific Floorplan Loan not repaid in full on or prior to the applicable Due Date for such Floorplan Loan (subject to any extension of such Due Date for such Floorplan Loan as provided for in Section 2.10(a)), shall accrue at the Default Rate.

Floating Rate. In all applications unless specified otherwise, interest charges and all other fees and charges shall be computed on the basis of a year of 360 days and actual days elapsed

Interest Payment Dates.  All interest accrued and owing on any and all Revolving Credit Loans shall be due and payable to DLL in arrears on the first Business Day of each month.  All interest accruing from time to time with respect to any Floorplan Loan shall be payable upon demand of DLL, or if not sooner demanded by DLL, upon the next regularly scheduled interest payment date for interest on the Revolving Credit Loans as specified in the preceding sentence.

Amount of Fees:

Examination Fee.  Borrower shall pay DLL an examination fee equal to Seven Hundred and Fifty Dollars ($750) per day per field examiner, plus all out-of-pocket costs and expenses incurred by each such field examiner for each field examination and/or audit conducted by DLL regarding Borrower and its Collateral (the “Examination Fee”), which shall be deemed fully earned and non-refundable as of the end of each such day of each such field examination and/or audit and shall be due and payable on demand, provided that, unless an Event of Default has occurred and remains outstanding, (i) Borrower shall not be liable for any Examination Fee in excess of Two Thousand Two Hundred Fifty Dollars ($2,250) with respect to any particular field examination and audit (however, the parties hereto agree that, in the event that after the Closing Date, any further additional Borrower entities are joined into and become part of this Agreement, such amount shall be increased by up to Thousand Two Hundred Fifty Dollars ($2,250) for each such new Borrower entity so joined) and (ii) Borrower shall not be liable for any Examination Fee with respect to more than four (4) such field examinations and audits in any year, but provided further that Borrower acknowledges that the foregoing limitations shall not apply with respect to any field examination or audit conducted by DLL at any time when an Event of Default has occurred and remains outstanding.  Borrower acknowledges and agrees that DLL shall conduct such field examinations and audits at least quarterly.  Notwithstanding anything to the contrary contained in the foregoing but subject to the other terms in this Agreement, nothing shall limit DLL’s (and its agents’ or auditors’) rights of access upon reasonable notice and at reasonable times (except that no such notice shall be required at any time after the occurrence and during the continuance of an Event of Default) at any time to Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and to Borrower’s business locations and the Collateral as provided for under Section 9.1(a) of this Agreement or the number of field examinations and/or audits with respect to Borrower and its Collateral that DLL (and its agents or auditors) may conduct at DLL’s own expense from time to time or to limit DLL’s rights to determine the appropriate scope of any field examination or audit or the number of field examiners DLL may send to conduct any field examination or audit.

Minimum Floorplan Annual Volume Commitment and Floorplan Commitment Fee.

The following three paragraphs shall apply at such time (if any) as DLL has elected to provide Floorplan Loans pursuant to Section 2.4 of this Agreement.

In addition to the interest and fees payable by Borrower as set forth above, to the extent that the aggregate amount of all Floorplan Loans funded by DLL under this Agreement (such amount as to any applicable period, the “Floorplan Volume Usage”) during the period of December 1st of any given calendar year through November 30th of the following calendar year (each such period, a “Floorplan Annual Volume Period”) does not equal or exceed the “Floorplan Annual Volume Commitment” specified in writing to the Borrower by DLL (the “Minimum Floorplan Annual Volume Commitment”), Borrower shall pay DLL a fee (the “Floorplan Commitment Fee”) for such Floorplan Annual Volume Period equal to (i) the difference of the Floorplan Annual Volume Commitment minus the Floorplan Volume Usage for such Floorplan Annual Volume Period multiplied by (ii) one percent (1.00%).  Any such annual Floorplan Commitment Fee which may be owing with respect to any Floorplan Annual Volume Period shall be due and payable, and fully earned and non-refundable, on December 1st of each year, and without limiting the generality of Section 9.11 of this Agreement, the coming due of any such Floorplan Commitment Fee, at the sole option of DLL, may be deemed to be an automatic request by Borrower for a Revolving Credit Loan in an amount equal to such Floorplan Commitment Fee, and DLL, in its sole option, may make such Revolving Credit Loan and use the proceeds of such Revolving Credit Loan to satisfy such payment due regardless of whether the conditions otherwise required by the making of a Revolving Credit Loan under Section 4.2 have been satisfied and regardless of whether the total outstanding balance of all Revolving Credit Loans (after giving effect to the making of such Revolving Credit Loan) would exceed any dollar or percentage limitation otherwise applicable to Revolving Credit Loans, including the Revolving Credit Borrowing Base Amount, the Revolving Credit Limit or the amount of the Total Facility (or cause the Combined Outstandings to exceed the Combined Facility).  Concurrently with the monthly account statement provided by DLL pursuant to Section 2.10(g) of this Agreement for the period including any such December 1st on which any such Floorplan Commitment Fee may be due and payable, DLL shall provide Borrower with a reasonably detailed statement showing the calculation of such Floorplan Commitment Fee.  Such calculation shall be deemed correct, accurate and binding on Borrower and DLL and an account stated unless Borrower notifies DLL in writing to the contrary within fifteen (15) days after such calculation is provided by DLL to Borrower, describing the nature of any alleged errors or omissions.  Upon any such written notification of a dispute by Borrower regarding any such Floorplan Comment Fee, Borrower and DLL shall seek in good faith to resolve any differences provided in the notice of disagreement, and if such resolution shall be in favor of Borrower, DLL shall make an appropriate adjustment (including, if applicable, a reversal of the applicable portion of any Revolving Credit Loan made pursuant to Section 9.11 in satisfaction of the Floorplan Comment Fee as originally computed by DLL and any interest that may have accrued on such reversed portion of such Revolving Credit Loan).

Notwithstanding anything to the contrary provided for in the forgoing, if this Agreement is terminated during any Floorplan Annual Volume Period (whether voluntarily at the request of Borrower or otherwise for any reason), and the Floorplan Volume Usage determined for the period from the first day of such Floorplan Annual Volume Period through the date of such termination (the “Proration Period”) is less than the Minimum Floorplan Annual Volume Commitment pro-rated for the number of days in such Proration Period (the Minimum Floorplan Annual Volume Commitment as so pro-rated being equal to (x) the Minimum Floorplan Annual Volume Commitment multiplied by (y) a fraction where the numerator is equal to the number of days in such Proration Period and the denominator is 365), then Borrower shall pay to DLL a pro-rated Floorplan Commitment Fee equal to (a) the Minimum Floorplan Annual Volume Commitment as so pro-rated for such Proration Period minus the Floorplan Volume Usage for such Proration Period multiplied by (b) one percent (1.00%), which such pro-rated Floorplan Commitment Fee shall be shall be due and payable (and fully-earned and non-refundable) on the date of such termination (provided that, if this Agreement shall terminate on or before December 10th of any calendar year, no such pro-rated Floorplan Commitment Fee shall be payable for the period from December 1st of such year through the date of such termination).

The Floorplan Volume Usage for any applicable Floorplan Annual Volume Period or Proration Period shall be conclusively determined based on the amount of the invoices generated by the applicable Vendors and issued to Borrower for the Floorplanned Inventory purchased pursuant to such Floorplan Loans during such period.

COLLECTION DAYS (SECTION 2.10(f)):

Collection Days for Purposes of Calculating Availability: Same day as receipt of payment.

Collection Days for Purposes of Calculating Interest: One (1) day after receipt of payment.

CONDITIONS OF CLOSING (SECTION 4.1):

The obligation of DLL to make the initial advance is subject to the fulfillment of each of the following conditions (as determined by DLL and its counsel in the exercise of their reasonable business judgment) in addition to the conditions set forth in Sections 2.1 and 2.2 above and in Section 4.1 of this Agreement, subject to any applicable Post Closing Conditions and Covenants set forth under the heading “Additional Provisions and Covenants” below.  All documents and agreements to be provided below must be in form and substance and have terms and conditions satisfactory to DLL and its counsel in their reasonable business judgment.

1.
Delivery by Borrower to DLL of a Borrowing Base Certificate dated as of the Closing Date, which shall demonstrate that Borrower shall have Excess Revolver Availability on the Closing Date of at least One Dollar ($1); and

2.	Delivery of a completed Perfection Certificate.

Borrower shall cause the conditions precedent set forth in Section 4.1 of this Agreement and set forth above in this Schedule to be satisfied, and shall provide evidence to DLL that all such conditions precedent have been satisfied, on or before the Closing Date.

For greater certainty, any increase in the Inventory Advance Percentage or the Inventory Dollar Sublimit under this Agreement, and any agreement by DLL to provide Floorplan Loans hereunder, shall be in the sole and absolute discretion DLL (and, in any such event, shall be subject to such conditions as DLL may determine in its sole and absolute discretion).

REPRESENTATIONS (SECTION 5):

Permitted Encumbrances (Sections 1.1 and 5.8): None.

AFFIRMATIVE COVENANTS (SECTION 6.1):

Government Receivables(Section 6.1.11):  Borrower shall provide notice to DLL of and use its commercially reasonable efforts to comply with all preconditions to the effectiveness and enforceability of the assignment of any Government Receivable that arises out of a single invoice for an amount of One Million Dollars ($1,000,000) or more.  For the avoidance of doubt, while the failure of Borrower to comply with the requirements of the immediately preceding sentence with respect to any Government Receivable shall not be a violation of this covenant so long as Borrower has provided notice to DLL of such Government Receivable and used its commercially reasonable efforts to comply with the foregoing requirement with respect to such Government Receivable, no such Government Receivable shall be an “Eligible Receivable” for any purpose under this Agreement unless the provisions of the foregoing requirement has actually been complied with as to such Government Receivable as required by clause (vii) of the definition of “Eligible Receivables” (and nothing herein shall be deemed to limit the other provisions of clause (vii) of the definition of “Eligible Receivables”).

Financial Covenants (Section 6.1.12):  None.

Credit Memoranda (Section 6.1.13):  Ten (10) Business Days.

Post-Closing Covenants (Section 6.1.14):

Within 20 days after the Closing Date, DLL shall have received a field examination and audit in form and substance satisfactory to DLL.

Within 90 days after the Closing Date, the Borrower shall establish such Blocked Accounts, Lockboxes and Dominion Accounts as may be required by, and pursuant to documentation satisfactory to, DLL in its Permitted Discretion.

INSURANCE (SECTION 6.1.3):

General business liability insurance required in the amount of Five Million Dollars ($5,000,000).

NEGATIVE COVENANTS (SECTION 6.2):

Permitted Loans and Investments (Section 6.2.2):

Loans and advances to employees in the ordinary course of Borrower’s business consistent with past practices provided that the outstanding principal amount of all such loans and advances outstanding at any one time shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

Intercompany loans from any Borrower entity to any other Borrower entity or to Emtec Parent (“Permitted Intercompany Loans”).

Equity investments by any Borrower entity in any other Borrower entity.

Investments by any Borrower entity in any of the following: (a) obligations issued or guaranteed by the United States of America or Canada (or any agency of the United States of America or Canada), (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States or Canadian government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or Canada (or an agency of the United States of America or Canada.)

Permitted Dividends and Distributions (Section 6.2.3):

At any time, dividends may be paid by any wholly-owned direct or indirect Subsidiary of Borrower (including any such wholly-owned Subsidiary of a Borrower entity that is also a Borrower entity hereunder) to its parent Borrower (and/or to any parent of such wholly-owned Subsidiary that is an intermediate wholly-owned direct or indirect Subsidiary of such parent Borrower, so long as the proceeds thereof are concurrently distributed to such parent Borrower).

Borrower may also make other distributions and dividends to its shareholders on a quarterly basis but only so long as, in each case, before and after the making of such distribution or dividend, Emtec Parent is and will be and shall remain in compliance with all the financial covenants set forth in Section 6.1.13 of the Schedule to the US Credit Agreement.

Existing Guarantees as of the Closing Date (Section 6.2.5):  None.

Maximum Permitted Compensation to Executives, Officers and Directors (Section 6.2.9):

Notwithstanding anything to the contrary in Section 6.2.9 of this Agreement, no such limitation on compensation to executives, officers and directors shall be effective so long as (i) all such compensation shall be paid in the ordinary course of business consistent with past practices or as may be approved from time to time by the compensation committee of Emtec Parent and (ii) in each case, before and after payment of such compensation, Emtec Parent is and will be and shall remain in compliance with all the financial covenants set forth in Section 6.1.13 of the Schedule to the US Credit Agreement.

Indebtedness (Section 6.2.11):

If from time to time more than one Person is named as the Borrower above, or hereafter becomes a Borrower hereunder by means of a joinder, amendment or other modification hereto, compliance with the provisions of Section 6.2.11 of this Agreement shall be computed on a consolidated basis for all Borrower entities taken as a whole.

Permitted Intercompany Loans.

Purchase Money Indebtedness (including Capital Leases) for Capital Expenditures: One Hundred Fifty Thousand Dollars ($150,000) outstanding at any one time.

Other Specific Indebtedness:  None.

Affiliate Transaction (Section 6.2.12):

Permitted Intercompany Loans.

Intercompany sales and other transfers of inventory from one Borrower entity to another Borrower entity in the ordinary course of business consistent with the past practices of the Borrower entities.

Issuance of Stock (Section 6.2.19):

Borrower may issue additional shares of capital stock without the prior written approval of DLL so long as (i) neither the issuance of such stock nor the consummation of the transactions related to such issuance (including any underwriting or sale thereof) will not result in a Change of Control event prohibited by Section 7.1(o) of this Agreement and (ii) no such capital stock so issued shall consist of stock which is subject to (x) a mandatory redemption or “put” right in favor of the holders thereof or (y) a mandatory dividend the payment of which is required, in each case if the rights to receive payments in respect of such mandatory redemption or “put” rights or mandatory dividend will mature and such payments will be due and payable prior to the expiration of the Term of this Agreement as in effect when such stock is issued (provided that, for the avoidance of doubt, the terms of the forgoing clause (y) shall not be deemed to include or prohibit the issuance of any class of stock that provides for a stated or fixed dividend, even if such dividends shall accrue and be cumulative if unpaid, so long as the rights of the holders of such stock to receive such dividend shall mature and such dividend shall be payable only if, when and as declared by the Board of Directors of Borrower and in compliance with Section 6.2.3 of this Agreement).

DEFAULT AND REMEDIES (SECTION 7):

Judgments (Section 7.1(j)):  Any judgment in an amount large enough that the payment or satisfaction thereof could result in a Material Adverse Effect.

Change of Control Restrictions (Section 7.1(o)):  A prohibited change of control (a “Change of Control”) shall occur under Section 7.1(o) of this Agreement if Emtec Parent shall cease to own, directly or indirectly, 100% of the voting equity interests of each Borrower entity.

BORROWER REPORTING REQUIREMENTS (SECTION 9.1(b))

Borrower shall deliver the following reports and information to DLL within the time periods specified below:

(a)           in connection with each request by Borrower for a Revolving Credit Loan and in any event, no less frequently than on a weekly basis, DLL’s standard form collateral and loan report, which shall be accompanied by accounts receivable certifications and notice of assignment documents and cash receipt and revenue reports as required by DLL from time to time and shall include the amount of all Canadian Priority Payables as at the date thereof and the amount of all Government Receivables as at the date thereof (and shall set forth, with respect to each Government Receivable, (i) whether such Government Receivable is subject to any preconditions to the enforceability or effectiveness of the assignment thereof that have not been met and (ii) the jurisdiction of the applicable governmental authority (“Federal Government of Canada”, “Province of Ontario” etc.) (collectively, each a “Borrowing Base Certificate”);

(b)           upon DLL’s reasonable request, copies of sales journals, cash receipt journals, and deposit slips, copies of all sales or services invoices, customer statements and credit memoranda issued, remittance advices and reports, evidence of billing and copies of shipping and delivery documents;

(c)           within ten (10) days after the end of each month, (1) monthly agings (aged from invoice date) and reconciliations of Receivables (with listings of concentrated accounts), (2) monthly agings (aged from invoice date) of accounts payable, with outstanding and held check registers, (3) at such time (if any) as the Inventory Borrowing Base Amount exceeds zero Dollars ($0), monthly perpetual inventory reports for the Inventory valued on a first in, first out basis at the lower of cost or market (which inventory report shall segregate Floorplanned Inventory and non-Floorplanned Inventory) and (4) an Inventory aging report.

TERM (SECTION 9.2):

The term of this Agreement shall be from and after the date hereof through December 7, 2012, (the “Term”), unless earlier terminated as provided in Sections 7 or 9.2 of this Agreement.

TERMINATION FEE (SECTION 9.2): [RESERVED].

DISBURSEMENT (SECTION 9.11):

Bank:	Canadian Imperial Bank of Commerce
City, State	Kanata Centrum Plaza 445 Kanata Ave Kanata, Ontario, K2T 1K5
Payee	Emtec Infrastructure Services Canada Corporation (dba Koan-IT)
Account #	28-04514
ABA Code	CIBC CATT Swift code is 026009593
Swift Code	026009593
Account Name:	Emtec Infrastructure Services Canada Corporation
Reference Text	Emtec Infrastructure Services Canada Corporation

BORROWING AGENT (SECTION 9.29): [RESERVED].

[SIGNATURES ON FOLLOWING PAGE]

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Schedule to Loan Agreement as of the date first set forth above.

Executed under Seal by:

BORROWER:

EMTEC INFRASTRUCTURE SERVICES CANADA CORPORATION (Canadian federal corporation)

By:           /s/ Stephen C. Donnelly                                                                                                 (SEAL)
Name:  Stephen C. Donnelly
Title:     Treasurer

[Signature Page 2 of 2 to De Lage Landen/Emtec Schedule to Loan Agreement]

DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.

By:  /s/ Peter Horan

Name:  Peter Horan
Title:  President and Chief Executive Officer

[Signature Page 2 of 2 to De Lage Landen/Emtec Schedule to Loan Agreement]